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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



             Date of Report (Date of earliest event reported):
                             February 9, 1998


                       COMMISSION FILE NUMBER 0-3085



                           WYMAN-GORDON COMPANY
    (Exact name of registrant as specified in its charter)



         MASSACHUSETTS                    04-1992780
(State or other jurisdiction           (I.R.S. Employer
incorporation or organization)         Identification No.)



244 WORCESTER STREET, BOX 8001, NO. GRAFTON, MASSACHUSETTS 01536-8001
       (Address of principal executive offices and zip code)


Registrant's telephone number, including area code  508-839-4441
















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ITEM 5.   OTHER EVENTS

     On December 9, 1997, the Company announced that it had taken the 29,000 ton press at its Houston, Texas facility out of service to repair structural cracking identified by ultrasonic inspection. The purpose of this release is to provide an update on the status of actions the Company implemented to meet customer requirements.

     At the time of the announcement, the Company stated it had the capability of producing 80% of the closed-die parts previously produced on the 29,000 ton press on its newly installed 20,000 ton press in Houston and the remaining 20% of the parts on its other large presses in Houston, Grafton, Massachusetts and Livingston, Scotland. The Company noted that the transfer of production would require customer approval and, in certain areas, recertification of the parts.

     At the end of January, the Company had increased production on the alternate presses to 85% of the steady-state production level on the 29,000 ton press before the incident, and expects that the final die transfer and process improvements will increase the rate to 105% by the end of February. Additionally, the Company plans to transfer certain products to Scotland that are destined for European customers and which will continue to be manufactured there even after the 29,000 ton press comes back in service.

     The Company is in the process of disassembling the 29,000 ton press and removing the damaged columns. Until such disassembly is complete, the Company cannot determine precisely when it will recommence production on the press. However, based on known lead times, the Company does not believe that full production will recommence before May, 1998.

     Although the Company has been able to provide alternative capacity for its customer requirements by moving production to its other presses, the Company estimates that net income for the second half of the year will be reduced by $9.0 million compared to first half levels as a result of delivery delays, operating inefficiencies, transportation costs and special engineering charges associated with the press outage.

     The Company expects to incur capital costs of approximately $2.5 million in refurbishing the 29,000 ton press. During the period the press is out of commission, the Company will spend an additional $2.0 million on new ancillary equipment, such as manipulators and controls, designed to enhance reliability, cycle time and throughput capacity. When repairs and modifications to the press are complete, the Company expects that its production capacity will substantially exceed customer demands for aeroturbine forgings and that its production flexibility will be enhanced.




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ITEM 5.   OTHER EVENTS, Continued

     The Company also announced that it will take an extraordinary one-time charge of approximately $5.0 million net of tax benefits against third quarter earnings to recognize the cost of refinancing its 10 3/4% Senior Notes due 2003. On December 20, 1997, the Company redeemed those Notes utilizing a portion of the proceeds of the sale of $150.0 million of 8% Senior Notes due 2007.

     This press release contains forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements. Additional information regarding this risk factor and uncertainties is detailed from time-to-time in the Company's SEC filing.





































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                                SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              WYMAN-GORDON COMPANY




Date:    2/9/98               By:  /S/ANDREW C. GENOR
                                   Vice President
                                   Chief Financial Officer
                                   and Treasurer





































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